VIRTUS FUNDS

Georgeson

Georgeson
51 West 52nd Street, 6th Floor
New York, NY 10019
866-989-3459 (Toll Free)

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL SHARES 12345678901234

LETTER OF TRANSMITTAL TO TENDER SHARES OF VIRTUS TOTAL RETURN FUND INC.

Pursuant to Virtus Total Return Fund Inc.'s (the "Fund") Issuer Tender Offer dated November 3, 2025, the Fund has offered to purchase up to 5,554,844.70 shares of its shares of common stock (the "Offer"). The Offer expires at 5:00 p.m. Eastern Time on December 3, 2025, unless extended (the "Expiration Date"). See Instructions on the reverse side.

I/we, the undersigned, hereby surrender to you for tendering the share(s) identified below. I/we hereby agree to the terms and conditions of the Offer dated November 3, 2025. I/we hereby certify and warrant that: (i) I/we have received and read the Offer; (ii) I/we have complied with all instructions on the reverse side of this Letter of Transmittal and the requirements of the Offer; (iii) I/we have full authority to surrender these certificate(s) and give the instructions in this Letter of Transmittal; and (iv) the shares represented by these certificates are free and clear of all liens, restrictions, adverse claims and encumbrances.

If you hold certificated shares and you wish to participate in the Offer with respect to such certificated shares, you will need to first surrender and exchange your certificated shares for non- certificated shares. The exchange of certificated shares was first requested in connection with a 2012 one-for-four reverse stock split. Additional information regarding this exchange is set forth in the enclosed letter. Any certificated shares not surrendered in exchange for non-certificated shares prior to the Expiration Date will not be able to participate in the Offer.

If all shares in the Dividend Reinvestment Plan are elected to be tendered, the dividend election will be changed to cash per the terms of the Dividend Reinvestment Plan. If after the Offer you continue to have common shares registered in your name with the Computershare, the Fund's transfer agent (the "Agent"), you may re-enroll in the Plan at any time by notifying the Agent online at www.computershare.com/investor, by, writing to the Agent at P.O. Box 43078, Providence, RI 02940-3078 or by calling 866-270-7788.

Breakdown of your holding here at Computershare:

Total Certificated Shares	Total Book-Entry Share	Total Shares
1234567890123	1234567890123	1234567890123

TO TENDER YOUR SHARE:

If you wish to tender your shares, you must submit your instructions in one of the following ways:

Option 1) Mail – Complete the instructions, sign and return this Letter of Transmittal in the envelope provided.

Option 2) Internet – Visit the Web Platform at **www.ComputershareCAS.com/Virtus3** and follow the instructions of the site.

Account Code XXXXXXXXXXXXXXXX **Control Code XXXXXXXXXXXXXXXXXXXX**

1 Signature: This form **must** be signed by the registered holder(s) exactly as their name(s) appears on the Company's share register or by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith.

X ____

Signature of Shareholder | Date | Daytime Telephone #

X ____

Signature of Shareholder | Date | Daytime Telephone #

PLACE AN q IN ONE BOX ONLY
See instruction number 2 and 3 on the reverse side of this form.

2 q Tender All	or	**3** q Partial Tender
		WHOLE SHARES • FRACTIONS

Please complete the back if you would like to transfer ownership or request special mailing.

1 2 3 4 5 6 7 8 9 0 1 2 EXOTP D D F C 0 1

047A6E

4 Special Transfer Instruction Please see Instruction number 5 below. If you want your shares not accepted for payment and/or check for cash to be issued in another name, fill in this section with the information for the new account/payee name. Name (Please Print First, Middle & Last Name) Address (Number and Street) (City, State & Zip Code) (Tax Identification or Social Security Number) Signature Guarantee Medallion (Title of Officer Signing this Guarantee) (Name of Guarantor—Please Print) (Address of Guarantor Firm) 5 Special Mailing Instruction Please see Instruction number 5 below. Fill in ONLY if you want your shares not accepted for payment and/or check for cash to be mailed to someone other than the registered holder or to the registered holder at an address other than that shown on the front of this Letter of Transmittal. Name (Please Print First, Middle & Last Name) Address (Number and Street) (City, State & Zip Code) INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL 1 Sign, date and include your daytime telephone number in this Transmittal form in Box 1. After completing all other applicable sections, return this Letter of Transmittal and your original stock certificates in the enclosed envelope. The method of delivery of any documents, including share certificates, is at the election and risk of the tendering shareholder. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. 2 If you are tendering all your shares for cash, please check this box only. 3 If you are tendering some of your shares for cash, please check the box, indicate the number of shares you wish to tender and receive in cash. 4. If you would like to receive a payment in a currency other than US Dollars please complete box 4 and the attached International Currency Exchange Registration Form. 5 If you want your check for cash to be issued in another name, fill in Box 4. Signature(s) in Box 4 must be medallion guaranteed. 6 Complete Box 5 only if your check for cash is to be delivered to a person other than the registered holder or to the registered holder at a different address. Form W-9: Under U.S. Federal Income Tax law, a stockholder is required to provide Computershare with such stockholder’s correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to Computershare. The Information Agent for the Offer is: Georgeson 51 West 52nd Street, 6th Floor New York, NY 10019 866-989-3459 (Toll Free) The Depositary for the Offer is: By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011 By Registered, Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021